Exhibit 99.1

Alternative Resources Corporation 600 Hart Road Suite 300 Barrington, IL 60010 OTCBB: ALRC

CONTACT:

Steven Purcell

Chief Financial Officer

(847) 381-6701, Ext. 4251

FOR IMMEDIATE RELEASE

ALTERNATIVE RESOURCES CORPORATION REPORTS FIRST QUARTER RESULTS

•                  The Company reduces debt another $5.8 Million

BARRINGTON, IL, May 8, 2002 - Alternative Resources Corporation (ARC) (OTCBB: ALRC), a leading provider of information technology services, today announced results for the first quarter of 2003.

For the first quarter of 2003, revenue was $36.9 million, compared to $40.8 million in the first quarter of 2002. IT Staffing had revenue of $17.4 million in the first quarter compared to $22.6 million in the same quarter last year. IT Solutions revenue was $19.5 million in the first quarter compared to $18.2 million in the first quarter of 2002.

Gross margins were 24.9% down from 28.0% in the first quarter of last year.  We continue to experience some margin pressure in many of our service offerings as all the IT staffing companies compete for limited IT spending dollars.  Selling, general and administrative expenses were $9.9 million, down by $2.2 million from $12.1 million last year.  This decrease is a direct result of the previous restructuring and other cost actions.

Loss from operations was $0.7 million as compared to a loss of $0.6 million for the first quarter of the previous year. Loss per share was $.10 compared to a loss per share of $.03 for the first quarter of 2002. During the first quarter of 2002, the Company reported a tax benefit of $950 thousand due to Federal tax legislation. The new legislation provided for a five-year carry back of the Company’s 2001 operating loss rather than the two years permitted under the prior legislation. The Company used the cash generated from the income tax refund to reduce debt. No such tax treatment was available in 2003.

ALTERNATIVE RESOURCES CORPORATION

The Company ended the quarter with long-term debt down by $5.9 million to $21.3 million. The DSO has come down by about 13 days due to a new payment arrangement with one of our major customers and continued focus on past due accounts. The cash flow provided by operations was $6.4 million.

Mr. George Watts, Chief Executive Officer commented, “ The first quarter of 2003 continued to be difficult in all aspects. The constraint on IT spending impacted our revenue and the very competitive landscape put pressure on our margins. Despite all this, we continued to control costs, generate cash and reduce our debt.”

OUTLOOK-2003

Mr. Watts commented, “The remainder of 2003 is still very difficult to predict in terms of revenue because of the uncertainties in the industry. Consequently, we will continue to keep tight controls over costs as we focus our sales force on growth and penetration of our existing customer accounts. We also intend to expand our Enterprise Lifecyle Service offering, which we believe is very appropriate for our customer base.”

Q1 Investor Relations Conference Call- May 8, 2002

Following this release, the Company will host a conference call with analysts and investors at 11:00 am EST that will be broadcast live over the Internet at http:/www.arcnow.com.

To access the webcast, participants should visit the About ARC, Investor Relations section of the website at least fifteen minutes prior to the start of the conference call to download and install any necessary audio software. There will be a replay of the webcast available at the Company’s web-site one hour after the call.

About ARC

ARC is a leading provider of information technology solutions and staffing services. The Company has developed a significant, high quality business in the IT solutions and staffing industry with an emphasis on Help Desk, Desktop Support and Technology Deployment Service offerings. Operating in most major metropolitan areas across the US, the Company serves Fortune 1000 and mid-sized clients.  A nationwide integrated network of field sales, recruiting and a service personnel delivers high quality solutions across the desktop technology lifecycle and provides IT professionals to clients on a near real-time basis, ready to be fully integrated into a broad range of technology environments.

Forward Looking Statement

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, including, but not limited to attract and retain qualified technology professionals, to initiate and develop client relationships, to identify and respond to trends in information technology, to gain market acceptance of service offerings, to complete cost reductions and competitive influences as well as other risks described from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company has used its best efforts to be accurate in making those forward-looking statements, there can be no assurance that the assumptions made by management will materialize. In addition, the information set forth in the Company’s Form 10-K for the fiscal year ended December 31, 2002, describes certain additional risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements. The Company undertakes no obligation to publicly revise or update the forward-looking statements to reflect new information, subsequent events or otherwise. The above statements are based exclusively on current expectations and do not include the potential impact of any business combinations or divestitures that may be completed after the date of this release.

ALTERNATIVE RESOURCES CORPORATION

FINANCIAL INFORMATION

(In thousands, except per share and selected operating data)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2003	2002
	(Unaudited)	(Unaudited)
Revenue	$36,846	$40,759

Cost of services	27,668	29,336
Gross profit	9,178	11,423

Selling, general and administrative expenses	9,850	12,056
Income (loss) from operations	(672)	(633)

Other expense, net	(983)	(811)

Loss before income taxes	(1,655)	(1,444)

Income tax expense (benefit)	(1)	(950)

Net loss	$(1,654)	$(494)
Basic and diluted loss per share	$(0.10)	$(0.03)
Weighted average common and common equivalent shares outstanding	17,117	17,026

SELECTED OPERATING DATA

Gross margin	24.9%	28.0%

Operating margin	-1.8%	-1.6%

Net margin	-4.5%	-1.2%

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2003	December 31, 2002
	(Unaudited)
Cash and short-term investments	$43	$54

Accounts receivable, net	25,754	34,497

Net property and equipment	10,189	10,998

Other assets	6,762	7,181
Total assets	$42,748	$52,730

Liabilities	26,492	29,004

Debt	21,326	27,107

Stockholders’ equity (deficit)	(5,070)	(3,381)
Total liabilities and stockholders’ equity (deficit)	$42,748	$52,730